EXHIBIT 99

SP Plus Corporation Announces Fourth Quarter and Full-Year 2019 Results

--Strong 2019 Performance Driven by Organic Gross Profit Growth and Bags Acquisition--
--Expects 2020 Reported and Adjusted EPS Growth of 13% and 10% at the Midpoints--
--Projects 2020 Cash Provided by Operating Activities of $77-$88 Million and Free Cash Flow of $65-$70 Million--

CHICAGO, Feb. 19, 2020 (GLOBE NEWSWIRE) -- SP Plus Corporation (“SP+”) (Nasdaq:SP), a leading provider of technology-driven mobility solutions for aviation, commercial, hospitality and institutional clients throughout North America, today announced its fourth quarter and full-year 2019 results.

Fourth Quarter / Full Year Commentary

G Marc Baumann, Chief Executive Officer, stated, “Fourth quarter operating results represented a strong finish to an excellent year for SP+. We’ve successfully integrated the Bags acquisition, which we see as transformational in terms of the long-term growth opportunities. Additionally, our team executed well on key business development initiatives, including building out our national accounts and group purchasing organization relationships, and leveraging our position in key high potential verticals.

“In 2019, Bags continued to benefit from first-mover advantage in the nascent Remote Airline Check-In (RAC) market, establishing its remote check-in services for passengers traveling on major airlines, most recently at Boston’s Logan International Airport. Similarly, we achieved early success in our cross-selling initiatives, notably winning business for Bags’ RAC services at Louis Armstrong New Orleans International Airport and Portland International Airport, and for SP+ Transportation Services at Orlando International Airport.

“Reported and adjusted earnings per diluted share for full-year 2019 came in at or above the high end of our guidance range and free cash flow outpaced our guidance thanks to our strong operating performance coupled with working capital improvements. Strong free cash flow was used to return value to stockholders in the form of repurchases totaling $48 million during 2019.”

Financial Summary

In millions except per share	Three Months Ended December 31, 2019		Three Months Ended December 31, 2018
	Reported	Adjusted (1)	Reported	Adjusted (1)
Gross profit (2)	$54.3	$54.3	$48.5	$48.5
General and administrative expenses (2)	$28.2	$28.2	$27.7	$23.1
Net income attributable to SP Plus(2)	$8.8	$11.8	$9.1	$14.8
Earnings per share (EPS) (2)	$0.41	$0.55	$0.40	$0.65
EBITDA (1),(2)	$25.4	$25.4	$20.0	$24.6
Net cash provided by operating activities	$21.0	NA	$35.3	NA
Free cash flow (1)	$16.0	NA	$33.1	NA

In millions except per share	Twelve Months Ended December 31, 2019		Twelve Months Ended December 31, 2018
	Reported	Adjusted (1)	Reported	Adjusted (1)
Gross profit (2)	$228.1	$228.1	$184.0	$184.1
General and administrative expenses (2)	$109.0	$107.7	$91.0	$83.0
Net income attributable to SP Plus(2)	$48.8	$60.5	$53.2	$57.6
Earnings per share (EPS) (2)	$2.20	$2.73	$2.35	$2.55
EBITDA (1),(2)	$116.2	$117.5	$89.8	$97.9
Net cash provided by operating activities	$76.0	NA	$70.9	NA
Free cash flow (1)	$60.3	NA	$62.2	NA

(1) Refer to the disclosure regarding use of non-GAAP financial measures and the accompanying financial tables for a reconciliation of all non-GAAP financial measures to U.S. GAAP.

(2) Adjusted gross profit, adjusted general and administrative expenses, adjusted net income attributable to SP Plus, adjusted earnings per share attributable to SP Plus (“adjusted EPS"), and adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA") are all non-GAAP financial measures that exclude, for the periods presented, (a) restructuring, acquisition and integration costs, (b) the amortization of acquired intangible assets, (c) the net loss or gains and the financial results related to sold businesses, (d) the equity in income or losses from investment in unconsolidated entities, and (e) non-routine tax items.  Please refer to the accompanying financial tables for a reconciliation of these adjusted measures to U.S. GAAP.

Fourth Quarter Operating Results

Gross profit in the fourth quarter of 2019 increased 12% to $54.3 million, up from $48.5 million, in the same quarter of 2018.  The year-over-year increase in gross profit was due to the Bags acquisition in the fourth quarter of 2018 and organic growth of 1%.  Relative to a strong 2018 fourth quarter, year-over-year gross profit from existing business (i.e., same operating locations) was up, and new business added during this period outpaced the impact of contract terminations.

Reported general and administrative (“G&A”) expenses for the fourth quarter of 2019 were $28.2 million as compared to $27.7 million in the same period of 2018, an increase of $0.5 million, or 2%.  Adjusted G&A expenses for the fourth quarter of 2019 were $28.2 million, an increase of $5.1 million, or 22%, from the same quarter of 2018.  Adjusted G&A was higher primarily due to the acquisition of Bags late in the fourth quarter of 2018, as well as higher compensation and benefit costs, including costs related to the Company’s performance-based compensation programs.

Reported net income attributable to SP Plus and reported earnings per share were $8.8 million and $0.41, respectively, in the fourth quarter of 2019 as compared to $9.1 million and $0.40 per share, respectively, in the same period of 2018.  Adjusted earnings per share for the fourth quarter of 2019 were $0.55 per share, compared to $0.65 for the fourth quarter of 2018.  Adjusted earnings per share for both periods excludes amortization of all recognized intangible assets from completed acquisitions.  Higher interest expense on debt used to fund the Bags acquisition and share repurchases, higher depreciation and amortization costs related to capital investments, and a higher effective tax rate contributed to the decline in adjusted earnings per share.

EBITDA and adjusted EBITDA were both $25.4 million in the fourth quarter of 2019, representing an increase of 27% and 3% from $20.0 million and $24.6 million earned in fourth quarter of 2018, respectively, due to the above-identified factors that affected gross profit and reported and adjusted G&A.

Full-Year Operating Results

Reported and adjusted gross profit in 2019 increased 24% to $228.1 million, as compared to $184.0 million and $184.1 million, respectively, in 2018.  The increase in gross profit was due to the acquisition of Bags in the fourth quarter of 2018 as well as strong organic growth of 5%.  Organic gross profit growth was due to improved performance from existing business and strong net new business, as well as the favorable impact from a lease termination that contributed 1% to organic growth.

Reported G&A expenses in 2019 were $109.0 million as compared to $91.0 million in 2018, an increase of $18.0 million, or 20%.  Adjusted G&A expenses in 2019 were $107.7 million, an increase of $24.7 million, or 30%, from the same period of 2018.  Adjusted G&A was higher than the prior year primarily due to the Bags acquisition in the fourth quarter of 2018, higher compensation and benefit costs, as well as the non-recurrence of a $1.7 million cost recovery received from a vendor partner that reduced G&A in 2018.

Reported net income attributable to SP Plus and reported earnings per share were $48.8 million and $2.20 per share, respectively, in 2019 as compared to $53.2 million and $2.35 per share, respectively, in the same period of 2018, with $0.33 per share of the decrease attributable to the net gain from the first quarter 2018 sale of a joint venture interest.  Adjusted earnings per share increased by $0.18, or 7%, to $2.73 in 2019 from $2.55 in 2018.  This increase was driven by the Bags acquisition and strong organic gross profit growth which were partially offset by higher interest expense on debt used to fund the Bags acquisition and share repurchases, higher depreciation and amortization costs related to new capital investments, and a higher effective tax rate. Lower weighted average shares outstanding in 2019 due to share repurchases benefitted earnings per share by $0.06.

Reported and adjusted EBITDA increased 29% and 20%, respectively, over 2018 due to the above-identified factors that affected reported and adjusted gross profit and reported and adjusted G&A.

Net cash provided by operating activities and free cash flow in 2019 was $76.0 million and $60.3 million, respectively, as compared to $70.9 million and $62.2 million in 2018, respectively.

2020 Outlook

Mr. Baumann commented, “Looking ahead to 2020, we expect SP+ to continue to benefit from the positive momentum that drove significant growth in 2019. We have a leading position in a business with significant expansion opportunities, our ongoing investments in technology solutions serve as competitive differentiators, and there is substantial runway ahead to further capitalize on growth synergies associated with our December 2018 acquisition of Bags.

“We expect 2020 gross profit growth to be in-line with our long-term targets of 3%-4%, and similar to our 2019 organic gross profit growth. GAAP earnings per diluted share for full-year 2020 is expected to be in the range of $2.44 to $2.54 and adjusted earnings per diluted share is expected to range from $2.95 to $3.05, which represents approximately 13% and 10% year-on-year growth, respectively, at the midpoints. Full-year cash provided by operating activities and free cash flow is expected to be in the range of $77 to $88 million and $65 to $70 million, respectively, equivalent to 9% and 12% year-on-year growth at the midpoints.  Additional assumptions and reconciliations of non-GAAP measures to the nearest GAAP measures are presented in the tables accompanying this release.”

Mr. Baumann concluded, “Our 2020 capital allocation strategy will be similar to that of 2019, prioritizing investments in organic growth projects and potential acquisitions, complemented by opportunistic share repurchases.”

Conference Call

The Company's earnings conference call will be held at 3:30 p.m. (Central Time) on February 19, 2020 and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP+ facilitates the efficient movement of people, vehicles and personal belongings with the goal of enhancing the consumer experience while improving bottom line results for our clients. The Company provides professional parking management, ground transportation, remote baggage check-in and handling, facility maintenance, security, event logistics, and other technology-driven mobility solutions to aviation, commercial, hospitality, healthcare and government clients across North America. For more information visit www.spplus.com.

You should not construe the information on those websites to be a part of this release. SP Plus Corporation’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the SP Plus website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "2020 Outlook," statements regarding the Company’s expectations regarding sustainable gross profit growth, statements regarding the Company’s share repurchase programs, and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," “are to be” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: intense competition; changing consumer preferences and legislation; ability to preserve client relationships; difficulty obtaining insurance coverage or obtaining insurance coverage at a reasonable cost; volatility associated with high deductible and high retention insurance programs; losses not covered by insurance; failure to reduce the cost of risk; adverse litigation judgments or settlements; the impact of public and private regulations; risks relating to the Company’s acquisition strategy; risks associated with management type contracts and lease type contracts; deterioration in general economic and business conditions or changes in demographic trends; information technology disruption, cyber-attacks, cyber-terrorism and security breaches; the phase-out of the London Interbank Offered Rate (“LIBOR”) could affect interest rates under our existing credit facility agreement, hedging activity, as well as our ability to seek future debt financing; risks due to the Company’s substantial indebtedness, including failure to comply with credit facility covenants or meet payment obligations which may accelerate repayment of the Company’s indebtedness; lack of availability of adequate capital to grow the Company’s business; financial difficulties or bankruptcy of major clients; labor disputes; failure to attract and retain senior management and other qualified personnel; weather conditions, natural disasters, pandemic outbreaks or acts of terrorism could disrupt business; seasonal fluctuations; goodwill impairment charges or impairment of long-lived assets; risk that state and municipal government clients sell or enter into long-term lease type contracts with the Company’s competitors or clients for parking-related assets; the Company's ability to obtain performance bonds; the impact of Federal health care reform; adverse changes in tax laws or rulings; risks associated with joint ventures; and actions of activist investors.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Stock Repurchase Programs

The Company’s stock purchase programs do not obligate the Company to acquire any particular dollar amount or number of shares or to acquire shares on any particular timetable, and the programs may be suspended at any time at the Company’s discretion.  The Company will make any repurchases of shares on the open market, which may include repurchases pursuant to Rule 10b5-1 trading plans, at times and prices considered appropriate, from time to time at the discretion of the Company, and subject to its assessment of alternative uses of capital, stock trading price, general market conditions and applicable regulatory and legal factors.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with U.S. GAAP, the Company considers certain financial measures that are not prepared in accordance with U.S. GAAP.  Certain non-GAAP measures, such as adjusted gross profit, adjusted general and administrative expenses (adjusted G&A), adjusted net income attributable to SP Plus (adjusted net income), adjusted net income per share attributable to SP Plus (adjusted EPS), and adjusted EBITDA exclude items that management does not consider indicative of its core performance.  Such adjustments include, among other things: (i) restructuring, acquisition and integration related costs, including costs incurred to evaluate acquisitions; (ii) non-routine settlements; (iii) the amortization of acquired intangible assets; (iv) the impact of non-routine asset sales or dispositions; (v) the net loss or gains and the financial results related to sold businesses; (vi) the equity in income or losses from investment in unconsolidated entities; and (vii) non-routine tax items. Pre-tax adjustments are tax affected at a statutory tax rate of 26% for 2018 and 27% for 2019 and 2020, for adjusted net income and adjusted EPS purposes.

The Company defines EBITDA, a non-GAAP financial measure, as U.S. GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) gain on sale of a business or contribution of a business to an unconsolidated entity, and (v) equity in the gains or losses from investment in unconsolidated entities. Adjusted EBITDA excludes items that management does not consider indicative of its core performance, as defined per above. The Company believes that the presentation of EBITDA and adjusted EBITDA provide useful information regarding the Company’s operating performance and are useful measures to facilitate comparisons to our historical and future operating results. The Company's definition of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures presented by other companies.

The Company defines free cash flow as net cash provided by operating activities, less cash used for investing activities (exclusive of cash used for acquisitions and net after-tax cash proceeds from the sale of businesses or joint venture related assets), less distribution to non-controlling interest, plus the effect of exchange rate changes on cash and cash equivalents. The Company believes that the presentation of free cash flow provides useful information regarding its ability to generate cash flow from business operations after funding capital expenditures, that can be used to, among other things, repay debt, fund strategic acquisitions, and return value to shareholders. The Company's definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

The Company uses these non-GAAP financial measures, in addition to U.S. GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company’s budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, adjusted G&A, adjusted net income, adjusted EPS, EBITDA and adjusted EBITDA, free cash flow and organic gross profit should not be considered in isolation of, or as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS, or net cash provided by operating activities, as determined in accordance with U.S. GAAP. In addition, the Company's calculation of these non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures, see the accompanying tables to this release.

SP Plus Corporation
Consolidated Balance Sheets

(millions, except for share and per share data)	December 31, 2019	December 31, 2018
Assets	(unaudited)
Cash and cash equivalents	$24.1	$39.9
Notes and accounts receivable, net	162.3	150.7
Prepaid expenses and other	24.7	17.2
Total current assets	211.1	207.8
Leasehold improvements, equipment, and construction in progress, net	47.9	40.3
Right-of-use assets	431.7	—
Other assets
Advances and deposits	4.0	4.2
Other intangible assets, net	152.2	166.0
Favorable acquired lease contracts, net	—	17.6
Equity investments in unconsolidated entities	10.2	9.8
Other assets, net	21.6	17.3
Deferred taxes	10.6	14.6
Cost of contracts, net	4.3	9.2
Goodwill	586.0	585.5
Total other assets	788.9	824.2
Total assets	$1,479.6	$1,072.3
Liabilities and stockholders' equity
Accounts payable	$115.3	$110.1
Accrued rent	18.1	23.5
Compensation and payroll withholdings	28.7	25.8
Property, payroll and other taxes	6.8	9.5
Accrued insurance	19.2	19.7
Accrued expenses	48.6	45.1
Short-term lease liabilities	115.2	—
Current portion of long-term obligations under Senior Credit Facility and other long-term borrowings	17.9	13.2
Total current liabilities	369.8	246.9
Long-term borrowings, excluding current portion
Obligations under Senior Credit Facility	335.5	360.9
Other long-term borrowings	15.6	12.6
	351.1	373.5
Long-term lease liabilities	327.7	—
Unfavorable acquired lease contracts, net	—	24.7
Other long-term liabilities	57.1	58.6
Total noncurrent liabilities	735.9	456.8
Stockholders' equity
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of December 31, 2019 and 2018, respectively; no shares issued or outstanding	—	—
Common stock, par value $0.001 per share; 50,000,000 shares authorized as of December 31, 2019 and 2018; 24,591,127 issued and 22,950,360 outstanding as of December 31, 2019 and 23,089,159 issued and 22,783,976 outstanding as of December 31, 2018, respectively	—	—
Treasury stock at cost, 1,640,767 and 305,183 shares at December 31, 2019 and 2018, respectively	(55.3)	(7.5)
Additional paid-in capital	262.6	257.7
Accumulated other comprehensive loss	(2.7)	(2.4)
Retained earnings	169.5	120.7
Total SP Plus Corporation stockholders' equity	374.1	368.5
Noncontrolling interest	(0.2)	0.1
Total stockholders' equity	373.9	368.6
Total liabilities and stockholders' equity	$1,479.6	$1,072.3

SP Plus Corporation
Consolidated Statements of Income
	Three Months Ended		Twelve Months Ended
(millions, except for share and per share data)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Services revenue	(unaudited)	(unaudited)	(unaudited)
Lease type contracts	$101.3	$102.3	$408.9	$413.9
Management type contracts	130.6	96.8	526.0	361.5
	231.9	199.1	934.9	775.4
Reimbursed management type contract revenue	189.6	178.2	728.8	693.0
Total services revenue	421.5	377.3	1,663.7	1,468.4
Cost of services
Lease type contracts	92.4	94.3	366.9	377.6
Management type contracts	85.2	56.3	339.9	213.8
	177.6	150.6	706.8	591.4
Reimbursed management type contract expense	189.6	178.2	728.8	693.0
Total cost of services	367.2	328.8	1,435.6	1,284.4
Gross profit
Lease type contracts	8.9	8.0	42.0	36.3
Management type contracts	45.4	40.5	186.1	147.7
Total gross profit	54.3	48.5	228.1	184.0
General and administrative expenses	28.2	27.7	109.0	91.0
Depreciation and amortization	7.6	5.2	29.4	17.9
Operating income	18.5	15.6	89.7	75.1
Other expense (income)
Interest expense	4.2	3.2	18.9	9.6
Interest income	—	(0.1)	(0.3)	(0.4)
Equity in (earnings) from investment in unconsolidated entity	—	—	—	(10.1)
Total other expenses (income)	4.2	3.1	18.6	(0.9)
Earnings before income taxes	14.3	12.5	71.1	76.0
Income tax expense	4.8	2.7	19.4	19.6
Net income	9.5	9.8	51.7	56.4
Less: Net income attributable to noncontrolling interest	0.7	0.7	2.9	3.2
Net income attributable to SP Plus Corporation	$8.8	$9.1	$48.8	$53.2
Common stock data
Net income per common share
Basic	$0.41	$0.40	$2.21	$2.38
Diluted	$0.41	$0.40	$2.20	$2.35
Weighted average shares outstanding
Basic	21,490,882	22,465,834	22,080,025	22,394,542
Diluted	21,600,568	22,607,102	22,208,032	22,607,223

SP Plus Corporation
Consolidated Statements of Cash Flows
	Twelve Months Ended
(millions)	December 31, 2019	December 31, 2018
Operating activities	(unaudited)
Net income	$51.7	$56.4

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	29.3	18.8
Net accretion of acquired lease contracts	—	(1.1)
Net equity in earnings of unconsolidated entities (net of distributions)	(0.4)	(0.4)
Gain on sale of equity method investment in unconsolidated entity	—	(10.1)
Amortization of debt issuance costs	0.5	0.7
Amortization of original discount on borrowings	0.4	0.5
Non-cash stock-based compensation	4.9	3.1
Provision for losses on accounts receivable	1.1	1.5
Deferred income taxes	4.2	1.3
Changes in operating assets and liabilities
Notes and accounts receivable	(12.7)	(16.7)
Prepaid expenses and other	(6.9)	0.1
Other assets	(4.8)	2.1
Accounts payable	5.2	0.8
Accrued liabilities	3.5	13.9
Net cash provided by operating activities	$76.0	$70.9
Investing activities
Purchase of leasehold improvements and equipment	(10.2)	(8.9)
Proceeds from sale of equipment and contract terminations	0.3	0.2
Proceeds from sale of equity method investee's sale of assets	—	19.3
Cost of contracts purchased	(2.6)	(1.1)
Acquisition of business, net of cash acquired	—	(277.9)
Net cash (used in) investing activities	(12.5)	(268.4)
Financing activities
Proceeds from credit facility revolver	455.6	333.5
Payments on credit facility revolver	(470.6)	(186.3)
Proceeds from credit facility term loan	—	225.0
Payments on credit facility term loan	(11.3)	(150.0)
Payments of debt issuance costs and original discount on borrowings	—	(3.2)
Payments on other long-term borrowings	(2.3)	(0.5)
Distribution to noncontrolling interest	(3.2)	(3.3)
Repurchase of common stock	(47.6)	—
Net cash (used in) provided by financing activities	(79.4)	215.2
Effect of exchange rate changes on cash and cash equivalents	0.1	(0.6)
(Decrease) increase in cash and cash equivalents	(15.8)	17.1
Cash and cash equivalents at beginning of year	39.9	22.8
Cash and cash equivalents at end of year	$24.1	$39.9
Supplemental Disclosures
Cash paid during the period for
Interest	$17.9	$8.5
Income taxes, net	$15.3	$15.3

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Adjusted Gross Profit, Adjusted G&A, Adjusted Net Income, and Adjusted Net Income Per Share
(millions, except for share and per share data) (unaudited)
	Three months ended		Twelve months ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Gross profit
Gross profit, as reported	$54.3	$48.5	$228.1	$184.0
Add: Gross profit related to asset sales or dispositions	—	—	—	0.1
Adjusted gross profit	$54.3	$48.5	$228.1	$184.1

General and administrative expenses
General and administrative expenses, as reported	$28.2	$27.7	$109.0	$91.0
Subtract: Restructuring, acquisition and integration costs	—	(4.6)	(1.3)	(8.0)
Adjusted G&A	$28.2	$23.1	$107.7	$83.0

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$8.8	$9.1	$48.8	$53.2
Add: Restructuring, acquisition and integration costs	—	4.6	1.3	8.0
Add: EBITDA related to asset sales or dispositions	—	—	—	0.1
Subtract: Equity in earnings from investment in unconsolidated entity	—	—	—	(10.1)
Add: Amortization of acquired intangibles	3.8	2.1	15.1	6.1
Net tax effect of adjustments	(1.0)	(1.8)	(4.4)	(1.1)
Non-routine tax	0.1	0.8	(0.3)	1.3
Other, rounding	0.1	—	—	0.1
Adjusted net income attributable to SP Plus	$11.8	$14.8	$60.5	$57.6

Net income per share, as reported
Basic	$0.41	$0.40	$2.21	$2.38
Diluted	$0.41	$0.40	$2.20	$2.35

Adjusted net income per share
Basic	$0.55	$0.66	$2.74	$2.57
Diluted	$0.55	$0.65	$2.73	$2.55

Weighted average shares outstanding
Basic	21,490,882	22,465,834	22,080,025	22,394,542
Diluted	21,600,568	22,607,102	22,208,032	22,607,223

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Organic Gross Profit Growth
	Year-over-Year for Three months ended		Year-over-Year fo Twelve months ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Total gross profit growth (decline)	12%	17%	24%	(1%)
less: Decline due to sale of Joint Venture interest in 2017	0%	0%	0%	(5%)
less: Growth due to Bags Acquisition	11%	8%	19%	2%
Organic gross profit growth	1%	9%	5%	2%

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(millions) (unaudited)
	Three months ended		Twelve months ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income attributable to SP Plus, as reported	$8.8	$9.1	$48.8	$53.2
Add (subtract):
Income tax expense	4.8	2.7	19.4	19.6
Interest expense, net	4.2	3.1	18.6	9.2
Equity in earnings from investment in unconsolidated entity	—	—	—	(10.1)
Depreciation and amortization	7.6	5.2	29.4	17.9
Other, rounding	—	(0.1)	—	—
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$25.4	$20.0	$116.2	$89.8

Add: Restructuring, acquisition and integration costs	—	4.6	1.3	8.0
Add: EBITDA related to asset sales or dispositions	—	—	—	0.1
Adjusted EBITDA	$25.4	$24.6	$117.5	$97.9

SP Plus Corporation
Free Cash Flow
(millions) (unaudited)
	Three months ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net cash provided by operating activities	$21.0	$35.3	$76.0	$70.9
Net cash (used in) investing activities	(4.2)	(280.4)	(12.5)	(268.4)
plus: Acquisition of business, net of cash acquired	—	277.9	—	277.9
less: Proceeds from sale of equity method investee's sale of assets, net (a)	—	1.3	—	(14.1)
less: Distribution to noncontrolling interest	(0.9)	(0.7)	(3.2)	(3.3)
plus (less): Effect of exchange rate changes on cash and cash equivalents	0.1	(0.2)	0.1	(0.6)
Other, rounding	—	(0.1)	(0.1)	(0.2)
Free cash flow	$16.0	$33.1	$60.3	$62.2

(a) Net of cash income taxes paid

SP Plus Corporation
Commercial Segment Facilities

	December 31, 2019	December 31, 2018	December 31, 2017
Leased facilities	609	628	644
Managed facilities	2,560	2,514	2,722
Total Commercial Segment facilities	3,169	3,142	3,366

SP Plus Corporation
Supplemental Financial Information - Reconciliation of forward-looking adjusted measures to their comparable GAAP measures

2020 Outlook Per Share
Net income attributable to SP Plus, as reported	$2.44 - $2.54
plus: Amortization of acquired intangible assets, after tax	$0.51
Adjusted net income	$2.95 - $3.05

2020 Outlook
Net cash from operating activities	Approx. $77 - $88 million
less: Purchase of equipment, leasehold improvements and cost of contracts, net	Approx. $10 - $15 million
less: Distributions to noncontrolling interest	Approx. $2 - $3 million
Free cash flow	$65 - $70 million

Assumptions:
· Annual amortization of acquired intangibles of approx. $15 million ($11 million, after tax)
· Weighted average fully-diluted shares outstanding during 2020 of approx. 21.5 million
· Effective book income tax rate of approx. 27%-28% and cash tax rate of approx. 22%-24%
· Does not contemplate any stock repurchases in 2020
· Does not contemplate any acquisitions, dispositions, or asset sales outside of the normal course of business

Contact:
Connie Jin	Vicky Nakhla
SVP, Corporate Development	ADVISIRY PARTNERS
(312) 274-2105	(212) 750-5800
cjin@spplus.com	vicky.nakhla@advisiry.com